EXHIBIT 21
                         SUBSIDIARIES OF THE REGISTRANT

                Body Life Sciences, Inc., a Florida corporation
                  Nutrition Cafe, Inc., a Florida corporation
                      Trimfast, Inc., a Florida corporation
                  HLHK World Group, Inc., a Nevada corporation


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